                                                                    EXHIBIT 11.1

                          RPM, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                PER COMMON SHARE AND COMMON SHARE EQUIVALENTS

                   (In thousands except per share amounts)



                                                Year Ended May 31
                                       ----------------------------------------
                                          1997          1996            1995
                                       ----------------------------------------
NET INCOME
  Net income applicable to common shares
    for primary earnings per share        $78,315       $68,929         $62,616

    Add back interest net of tax on
      convertible securities assumed
      to be converted                       5,266         4,982           4,731
                                          -------       -------         -------
  Net income applicable to common shares
    for fully-diluted earnings per share  $83,581       $73,911         $67,347
                                          =======       =======         =======

SHARES OUTSTANDING
  For computation of primary earnings per
    common share
      Weighted average shares              77,828        76,166          73,257
      Net issuable common share
        equivalents                           487           382             403
                                         --------       -------         -------

       Total shares for primary
         earnings per share                78,315        76,548          73,660

  For computation of fully-diluted
    earnings per common share
      Additional shares of issuable
        common share equivalents
        assuming conversion of
        convertible securities              9,767         9,767           9,767

     Additional common share
       equivalents ending market
       value higher than average
       market value                           222           112             156
                                           ------        ------         -------
       Total shares for fully-
         diluted earnings per share        88,304        86,427          83,583
                                           ======        ======          ======

EARNINGS PER COMMON SHARE AND COMMON
  SHARE EQUIVALENTS                         $1.00          $.90            $.85
                                           ======        ======          ======

EARNINGS PER COMMON SHARE ASSUMING
  FULL DILUTION                              $.95          $.86            $.81
                                           ======        ======          ======

